UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*

                            DOV Pharmaceutical, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    259858108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   May 6, 2004
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 6 pages

===================                                      =======================
CUSIP NO. 259858108                   13G                      PAGE 2 OF 6 PAGES
===================                                      =======================

================================================================================
1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Canadian Imperial Bank of Commerce ("CIBC")
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) |_|

                                                                        (b) |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     CIBC is a bank organized under the Bank Act of Canada
================================================================================
              5      SOLE VOTING POWER
NUMBER               0
OF SHARES     ------------------------------------------------------------------
BENEFICIALLY  6      SHARED VOTING POWER
OWNED BY             0
EACH          ------------------------------------------------------------------
REPORTING     7      SOLE DISPOSITIVE POWER
PERSON               0
WITH          ------------------------------------------------------------------
              8      SHARED DISPOSITIVE POWER
                     0
================================================================================
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            |_|
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
================================================================================

                                Page 2 of 6 pages

Item 1.

(a)   Name of Issuer:

      DOV Pharmaceutical, Inc.

(b)   Address of Issuer's Principal Executive Offices:

      Continental Plaza
      433 Hackensack Avenue
      Hackensack, New jersey 07601

Item 2.

(a)   Name of Person Filing:

      Canadian Imperial Bank of Commerce ("CIBC")

(b)   Address of Principal Business Office or, if None, Residence:

      Commerce Court West, 199 Bay Street
      Toronto, Ontario M5L 1A2
      Canada

(c)   Citizenship:

      CIBC is a bank organized under the Bank Act of Canada

(d)   Title of Class of Securities:

      Common Stock, $0.0001 par value

(e) CUSIP Number:

      259858108

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:

      (a)   [ ] Broker or dealer registered under Section 15 of the Exchange
                Act.

      (b)   [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

                                Page 3 of 6 pages

      (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

      (e)   [ ] An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E).

      (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

      (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

      (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

      (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

      (j)   [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         If this statement is filed pursuant to Rule 13d-1(c), check this box.
         [X]

Item 4. Ownership

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a)   Amount beneficially owned: 0

      (b)   Percent of class: 0%

      (c)   Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote: 0

            (ii)  shared power to vote or to direct the vote: 0

            (iii) sole power to dispose or to direct the disposition of: 0

            (iv)  shared power to dispose or to direct the disposition of: 0


                                Page 4 of 6 pages

Item 5. Ownership of Five Percent or Less of a Class

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

      CIBC World Markets Corp., an indirectly-owned subsidiary of CIBC, beneficially owns 0 shares of DOV Pharmaceutical common stock.

Item 8. Identification and Classification of Members of the Group

      Not applicable.

Item 9. Notice of Dissolution of Group

      Not applicable.

Item 10. Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                Page 5 of 6 pages

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 17, 2004                      CANADIAN IMPERIAL BANK OF COMMERCE


                                        /s/ Antonio Molestina
                                        ----------------------------------------
                                        Antonio Molestina
                                        Senior Vice President,
                                        Deputy General Counsel


Date: May 17, 2004                      CIBC WORLD MARKETS CORP.


                                        /s/ Andrew MacInnes
                                        ----------------------------------------
                                        Andrew MacInnes
                                        Managing Director


                                Page 6 of 6 pages